EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

TPT GLOBAL TECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Shares of Common Stock Underlying Convertible Notes, $0.001 par value	468,628,332	(1)	$0.0108	$5,061,185.99	$469.17
Shares of Common Stock Underlying Warrants, $0.001 par value	128,116,666	(2)	$0.0108	$1,383,659.99	$128.27

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered. This amount represents a good faith estimate of the shares of common stock underlying convertible notes issued by the registrant in private placements, with such amount equal to the maximum number of shares issuable upon conversion of such notes and accrued interest at 10% per annum until the maturity dates of the convertible notes, with the first twelve months of interest being guaranteed, assuming for purposes hereof that $2,717,500 such notes and $271,750 of accrued interest are convertible at $0.0075 per share, as adjusted, without taking into account the limitations on the conversion of such notes (as provided for therein). In addition, 70,061,665 of potential default shares are included in this amount.

(2)

This amount represents warrants issued pursuant to convertible notes which can be exercised generally at 110% of an uplist offering price per share. More specific details can be found at "PRIVATE PLACEMENT OF CONVERTIBLE NOTES WITH REGISTRATION RIGHTS".

(3)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 (“the Securities Act”) based on the average of the 5-day average of the high and low prices of the common stock on February 22, 2022 as reported on the OTCQB.

(4)

Based on the average price per share of $0.0108 for TPT Global Tech, Inc.’s common stock on February 22, 2022 as reported by the OTC Markets Group. The fee is calculated by multiplying the aggregate offering amount by $0.0000927, pursuant to Section 6(b) of the Securities Act of 1933.